Exhibit 4

EXECUTION VERSION

CONFIRMATORY ADDITIONAL SHARE CHARGE

DATED 5 JUNE 2020

CHAMPION SHINE TRADING LIMITED （ 凱耀 貿 易 有 限 公 司 ）

MADISON PACIFIC TRUST LIMITED

and

ALPHA MEZZANINE INVESTMENT LIMITED

relating to

an additional share charge in China Distance Education Holdings Limited dated 22 August 2018

THIS DEED is dated 5 June 2020 and is made BETWEEN:

(1)

CHAMPION SHINE TRADING LIMITED （凱耀貿易有限公司），a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands and Company number 1065916 (the Chargor);

(2)	MADISON PACIFIC TRUST LIMITED, a company incorporated under the laws of Hong Kong (the Security Agent), as the trustee and security agent for the Secured Party (as defined below); and

(3)

ALPHA MEZZANINE INVESTMENT LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands and company number 1978493 (the Secured Party).

BACKGROUND:

(A)

Pursuant to a security agreement dated 22 August 2018 between the Chargor, the Security Agent and the Secured Party (the Original Security Agreement), the Chargor created Security Interests over certain of its assets as security for, among other things, the present and future obligations and liabilities of the Borrower under or in connection with the Loan Agreement (as amended or supplemented).

(B)	The Loan Agreement has been amended by a supplemental agreement dated on or about the date of this Deed between the Chargor and the Secured Party (the Supplemental Agreement).

(C)

The Chargor, the Security Agent and the Secured Party consider that the Security Interests created by the Chargor under the Original Security Agreement secure payment of the Secured Obligations (as defined below), but enter into this Agreement in case they do not.

(D)	This Deed is supplemental to the Original Security Agreement.

(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

(a)	In this Deed:

Initial Shares means the 931,358 ADSs (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) which are purchased by the Chargor, and any interest and all rights, benefits and advantages now or at any time in the future deriving from or incidental to such Initial Shares including:

(a)	all dividends, interest and other income made on or in respect of the Initial Shares after the Event of Default which is continuing; and

(b)

all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of any Initial Shares (including but not limited to proceeds of sale).

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Loan Agreement means the loan agreement dated 19 June 2018 among the Chargor, the Secured Party, ZHU Zhengdong （朱正家 ） and YIN Baohong （殷保 扛）， as amended by a supplemental agreement dated 8 November 2018 and amended and restated by the Supplemental Agreement.

Secured Obligations means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to the Secured Party and the Security Agent under or in connection with the Transaction Documents including those obligations and liabilities as they are amended by the Supplemental Agreement.

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

(b)	Capitalised terms defined in the Original Security Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(c)

The provisions of clause 1.2 of the Original Security Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Original Security Agreement will be construed as references to this Deed.

(d)	Any reference in this Deed to:

(i)

the Secured Party, the Chargor, the Security Agent or any Receiver shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Transaction Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or co-trustee or co-agent in accordance with the Transaction Documents;

(ii)

a Transaction Document or other agreement or instrument includes (without prejudice to any restriction on amendments) any amendment to that Transaction Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(iii)

any rights in respect of an asset include all amounts and proceeds paid or payable, all rights to make any demand or claim, and all powers, remedies, causes of action, security, guarantees and indemnities, in each case, in respect of or derived from that asset;

(iv)	any share, stock, debenture, bond or other security or investment includes:

(A)	any dividend, interest or other distribution paid or payable; and

(B)	any right, money or property accruing or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

in each case, in relation to that share, stock, debenture, bond or other security or investment;

(v)	the term this Security means any security created by this Deed; and

(vi)

an agreement, instrument or other document to which it is a party includes any agreement, instrument or other document issued in the relevant person’s favour or of which it otherwise has the benefit (in whole or in part).

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(e)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(f)

If the Security Agent considers, on the basis of legal advice from counsel, that an amount paid to the Secured Party under a Transaction Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed. The Chargor shall on demand reimburse the Security Agent and the Secured Party for the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Agent or the Secured Party (as applicable) in connection with any such legal advice and if so requested, will make payment in advance on presentation of a fee quotation from counsel.

(g)	Unless the context otherwise requires, a reference to a Charged Share includes the proceeds of any disposal of that Charged Share.

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Security Agent;

(ii)	is created over present and future assets of the Chargor;

(iii)	is created by the Chargor as the beneficial owner of its assets; and

(iv)	is continuing security for the payment, discharge and performance of all the Secured Obligations.

(b)	The Security Agent declares that it holds the benefit of this Deed and the Original Security Agreement on trust for the Secured Party.

(c)

The Secured Party appoints the Security Agent to act as its agent under and in connection with this Deed and confirms the appointment of the Security Agent as its agent under the Original Security Agreement.

(d)

The Secured Party authorises the Security Agent to perform duties, obligations and responsibilities to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with this Deed together with any other incidental rights, powers, authorities and discretions. The Secured Party confirms the authorisation provided to the Security Agent to perform duties, obligations and responsibilities to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Original Security Agreement together with any other incidental rights, powers, authorities and discretions.

(e)	All the security created under this Deed:

(i)	is created in case the security created by the Original Security Agreement does not secure all of the Secured Obligations; and

(ii)	is created in addition to (without duplication of) and does not affect the security created by the Original Security Agreement.

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(f)

Where this Deed purports to create a first ranking Security Interest, that Security Interest will be a second ranking Security Interest ranking subject to the equivalent Security Interest created by the Original Security Agreement until such time as the Security Interest created by the Original Security Agreement ceases to have effect.

(g)

Where a right or asset has been assigned (subject to a proviso for re-assignment on redemption) under the Original Security Agreement and the same asset or right is purported to be assigned (subject to a proviso for re-assignment on redemption) again under this Deed, that second assignment will take effect as a fixed charge over that right or asset and will only take effect as an assignment if the relevant Security Interest created by the Original Security Agreement ceases to have effect at a time when this Deed still has effect.

2.2	Securities

(a)	The Chargor hereby mortgages and agrees to mortgage to the Security Agent by way of a first equitable mortgage, the Charged Shares.

(b)	To the extent that they are not the subject of a mortgage under paragraph (a) above, the Chargor charges by way of a first fixed charge its interest in the Charged Shares.

3.	INCORPORATION

The provisions of clause 3.3 (Security) to 38 (Counterparts) (inclusive) (other than clauses 4.1 and 4.2 (Covenants of the Chargor), 5 (Representations and Warranties) and 36 (Law and Jurisdiction)) of the Original Security Agreement, including any schedule to the Original Security Agreement referred to in such provisions, are deemed to be incorporated into this Deed with all necessary modifications as if they were set out in full in this Deed.

4.	REPRESENTATIONS

The Chargor represents and warrants to the Security Agent and undertakes that:

(a)

the Chargor is a company limited by shares incorporated with limited liability under the BVI Business Companies Act, 2004 (as amended), is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the BVI;

(b)

the Chargor is the absolute sole legal and beneficial owner of all of the Charged Shares free of all Security Interests, encumbrances, trusts, equities and claims whatsoever (save those under this Deed and the Original Security Agreement) and that all of the Charged Shares are fully paid up;

(c)	the Charged Shares are freely transferable and no consents or approvals are required in order to register a transfer of the Charged Shares;

(d)	the Register of Members of the Company is and shall remain located and maintained at the registered office of the Company in the Cayman Islands;

(e)

this Deed constitutes its legal, valid, binding and enforceable obligation and is, subject to the Original Security Agreement, a first priority security interest over the Charged Shares effective in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of the Security Agent ’s rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

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(f)

the execution, delivery, observance and performance by the Chargor of this Deed will not require the Chargor to obtain any licences, consents or approvals and will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it;

(g)

it has obtained all the necessary authorisations and consents to enable it to enter into this Deed and the necessary authorisations and consents will remain in full force and effect in all material respects at all times during the subsistence of the security constituted by this Deed;

(h)	no litigation against the Chargor is current, or, to the knowledge of the Chargor, pending or threatened; and

(i)

the execution, delivery, observance and performance by the Chargor of this Deed will not constitute an Event of Default or trigger any enforcement under any Security Interest in the Chargor’s assets nor will it result in the creation of any Security Interest over or in respect of the present or future assets of the Company.

5.	COVENANTS BY THE CHARGOR

5.1	Ancillary documents

The Chargor covenants that, for so long as any Secured Obligations remain outstanding it shall promptly take each of the following steps in the following order (on the date hereof and on each date of making the Charge Adjustment) to the satisfaction of the Security Agent:

(a)	provide a notice to the Custodian in the form of Schedule 1 (Form of Notice of Charge to the Custodian); and

(b)	transfer or cause to be transferred all ADSs purchased by the Chargor by using the Loan (to the extent not already transferred) to the Custody Account held with the Custodian.

5.2	Registrations

The Chargor shall:

(a)

immediately after the execution of this Deed, instruct the Chargor’s registered agent in the BVI to create and maintain (to the extent it has not already done so) a register of charges (the Register of Charges) and to enter particulars of the security created pursuant to this Deed in such Register of Charges, and the Chargor shall instruct its registered agent to effect registration of particulars of this Deed (in respect of the Initial Shares) at the Registrar of Corporate Affairs in the BVI (the Registry) pursuant to Section 163 of the Business Companies Act, 2004 (as amended, the Act);

(b)

promptly and in any event within five (5) Business Days from and including the date of execution of this Deed, the Chargor shall deliver or procure to be delivered to the Security Agent a certified copy of the updated Register of Charges recording the particulars of the security created pursuant to this Deed (in respect of the Initial Shares) and a confirmation in writing from the registered agent of the Chargor that the relevant application form to register the security created pursuant to this Deed (in respect of the Initial Shares) with the Registry has been filed with the Registry pursuant to Section 163 of the Act;

(c)

promptly and in any event within twenty (20) Business Days from and including the date of execution of this Deed, deliver or procure to be delivered to the Security Agent the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Deed (in respect of the Initial Shares); and

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(d)	do the forgoing paragraphs (a), (b) and (c) above mutatis mutandis in respect of the Supplemental Shares upon making the Charge Adjustment.

6.	MISCELLANEOUS

(a)	The Original Security Agreement will remain in full force and effect.

(b)	This Deed is designated a Transaction Document.

7.	GOVERNING LAW

This Deed is governed by Hong Kong law.

8.	ENFORCEMENT

(a)

Any dispute, controversy or claim, or difference of any kind whatsoever arising out of, relating to or in connection with this Deed, including the existence, validity, interpretation, performance, breach or termination, the validity, scope and enforceability of this arbitration provisions and any dispute regarding no-contractual obligations arising out of or relating to it (the Dispute) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the HKIAC) in accordance with the HKIAC Administered Arbitration Rules (the HKIAC Rules) in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Clause 8, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 8 shall prevail.

(b)	The law of this arbitration clause shall be Hong Kong law.

(c)	The seat of arbitration shall be Hong Kong.

(d)	The number of arbitrators shall be one (1) and shall be nominated by HKIAC. The language of the arbitration proceedings and written decisions or correspondence shall be English.

(e)

The Chargor and Secured Party hereto expressly consent to the joinder of additional part(ies) in connection with the Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the Chargor and Secured Party hereto expressly agree that any disputes arising out of or in connection with this Deed and the other Transaction Documents concern the same transaction or series of transactions.

(f)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(g)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(h)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

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(i)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Deed shall continue to be performed except with respect to the part in Dispute and under adjudication.

THIS DEED has been entered into and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1

FORM OF NOTICE OF CHARGE TO THE CUSTODIAN

Date: [•]

From:     Champion Shine Trading Limited

To:         Madison Pacific Trust Limited (in its capacity as the Custodian)

Dear Sirs,

Custody Account Number: 04 411 229

We hereby give you notice that pursuant to a confirmatory additional share charge dated [•] (the Confirmatory Charge) (a copy of which is attached), we have charged to Madison Pacific Trust Limited (the Security Agent) all our rights, title, interest and benefit in and to [•]1 ADSs of China Distance Education Holdings Limited (Charged Shares). Unless defined herein, terms used shall have the meanings defined in the Confirmatory Charge.

1.	With effect from your receipt of this notice, we hereby give you notice of (and, by signing the acknowledgement to this notice, you acknowledge) the following:

(a)	all the Charged Shares are subject to the security created under the Confirmatory Charge;

(b)

pursuant to the terms of the Confirmatory Charge, we are not permitted to encumber, transfer, assign, sell, dispose or otherwise deal with all or any part of our rights, title and interest in the Charged Shares (and we are not permitted to provide instructions to any other person or agree to effect the same) except with the Security Agent’s prior written consent and save for any security created by the Confirmatory Charge or otherwise in favour of the Security Agent;

(c)

until you receive written notice from the Security Agent that the Confirmatory Charge has been discharged and released in full, we will not direct you to take any action in relation to the Charged Shares. Notwithstanding, in the event that we purport to give you any instructions, authorisation or a notice of a release or discharge in relation to the Charged Shares, you shall immediately notify and enquire with the Security Agent of such instructions, authorisation or a notice of a release or discharge (as the case may be) and to take instructions from the Security Agent in respect of the same;

(d)

we are not permitted to do or omit to be done or cause or permit to be done, or omitted to be done anything which may in anyway depreciate, jeopardize or otherwise prejudice the value to the Security Agent, or the ability of the Security Agent to realise, the security created by the Confirmatory Charge; and

(e)	we may not take any action to terminate any arrangements with you except as contemplated in the Confirmatory Charge or with the written prior consent of the Security Agent.

2.

We hereby irrevocably instruct and authorise you from time to time upon receiving specific written instructions from the Security Agent to initiate any transfer or give effect to those instructions to transfer the Charged Shares constituted under the Confirmatory Charge in accordance with the Confirmatory Charge.

1 To update upon each Charge Adjustment.

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3.

You are under no obligation to, and must not enquire whether the Security Agent may validly give any instruction under the Confirmatory Charge. We will not challenge the validity of any instructions given by the Security Agent or other action taken by it under the Confirmatory Charge (provided that the Security Agent has acted in accordance with the terms of the Confirmatory Charge) or any action taken by you in accordance with the Security Agent’s instructions pursuant to the Confirmatory Charge.

4.

Your only obligation is to follow the instructions given by the Security Agent. You are under no obligation or duty to investigate or determine the validity, legality or enforceability of the Confirmatory Charge, the security created under the Confirmatory Charge, Security Agent’s charge over the Charged Shares, and the instructions given or purportedly given by the Security Agent.

5.	Please note that these instructions are not to be revoked or varied without the prior written consent of the Security Agent.

6.	This letter is governed by and construed in accordance with the laws of Hong Kong.

Please confirm your agreement to the above by signing and sending the attached acknowledgment to the Security Agent with a copy to us.

Yours faithfully,

Champion Shine Trading Limited （自l耀貿易有限公司）

Name: Title:

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SIGNATORIES

Chargor

SIGNED, SEALED and DELIVERED	)
as a deed by Champion Shine Trading	)
Limited （凱耀貿易有限公司）	)
by ZHU Zhengdong	)
who, in accordance with the laws of	)
the British Virgin Islands,	)
is authorised to execute this Deed	)
)
)
)
in the presence of:	)

Witness’ Signature:

Name: WANG Zhi

Secured Party

ALPHA MEZZANlNE INVESTMENT LIMITED

By:

Security Agent

MADISON PACIFIC TRUST LIMITED

By:
Cassandra Louise Ho

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